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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-22580

                                    JPE, INC.

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             (Exact name of registrant as specified in its charter)


                  1030 Doris Road, Auburn Hills, Michigan 48326

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     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                           Common Shares, no par value

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            (Title of each class of securities covered by this Form)

                                      None

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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)           [X]      Rule 12h-3(b)(1)(ii)       [ ]
    Rule 12g-4(a)(1)(ii)          [ ]      Rule 12h-3(b)(2)(i)        [ ]
    Rule 12g-4(a)(2)(i)           [ ]      Rule 12h-3(b)(2)(ii)       [ ]
    Rule 12g-4(a)(2)(ii)          [ ]      Rule 15d-6                 [X]
    Rule 12h-3(b)(1)(i)           [X]

            Approximate number of holders of record as of the certification or notice date: 130

            Pursuant to the requirements of the Securities Exchange Act of 1934, JPE, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January  30, 2004                  By:  JPE, Inc.


                                         By:    /s/ Scott K. Koepke
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                                            Scott K. Koepke
                                            President